Exhibit 99.2

Investor Contact:	Media Contact:
Douglas A. Shumate	Mary Catherine R. Bassett
Senior Vice President	Director, Communications
Chief Financial Officer	706-385-8104
706-385-8189	mbassett@itcdeltacom.com
dshumate@itcdeltacom.com

ITC^DELTACOM REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Closing of BTI Telecom Corp. Merger Highlights Strong 2003 Results

West Point, Ga.—(March 5, 2004)—ITC^DeltaCom, Inc. (NASDAQ: ITCD), a leading provider of integrated communications services to customers in the southeastern United States, today reported operating results for the three months and full year ended December 31, 2003.

As previously reported, the Company completed its merger with BTI Telecom Corp. (BTI) in October 2003. The transaction created one of the largest providers of integrated communications services in the southeastern United States, with improved financial results and enhanced cash flow. Based on the results of the combined company in the fourth quarter of 2003, ITC^DeltaCom had annualized operating revenues of approximately $600 million and fourth quarter 2003 EBITDA of approximately $12.4 million, including $2.0 million of merger-related expenses. The merger with BTI has:

•	Contributed to a significant increase between September 30, 2003 and December 31, 2003 in the geographic size and scale of the Company, which owns approximately 10,900 miles of fiber network, has installed more than 435,000 access lines and has approximately 300 colocations and 26 voice switches as of December 31, 2003

•	Created a strong platform for financial and cash flow improvements based upon achievement of anticipated cost savings

•	Increased the Company’s market share across its primary eight-state market

•	Decreased the Company’s reliance upon less predictable wholesale service revenues, which represented 16.8% of total operating revenues in the fourth quarter 2003 compared to 22.2% in the third quarter of 2003

•	Enhanced the Company’s competitive position in the integrated communications services industry in the southeastern United States

Among additional 2003 highlights, which include the results of BTI for the fourth quarter of 2003, the Company:

•	Increased its consolidated operating revenues by 10.3% over 2002, reflecting a 32.4% increase in operating revenues from sales of the Company’s core integrated communications services, which include its retail local, long distance and enhanced data services

•	Obtained a listing of its common stock on the NASDAQ SmallCap Market, and subsequent approval to list its common stock on the NASDAQ National Market received on March 4, 2004

•	Introduced a bundled residential product, GrapeVine, with more than 21,000 lines installed by year-end

•	Exited the low-margin equipment data integration, computer and peripheral equipment, or “integrated technology solutions,” business on October 1, 2003

•	Settled litigation with Southern Telecom, Inc., resulting in the elimination of approximately $9.5 million of capital lease obligations during the fourth quarter of 2003

“ITC^DeltaCom’s success in 2003 is evidenced by the solid growth in our core integrated communications business,” said Larry Williams, ITC^DeltaCom Chairman and Chief Executive Officer. “In 2004, we will continue to maintain our strategic focus on the integrated communications business and to leverage the efficiencies achieved through the ITC^DeltaCom and BTI merger to further strengthen our position as the consolidator of the southeastern United States.”

OPERATING REVENUES AND EBITDA**

For 2003, ITC^DeltaCom recorded $461.6 million in operating revenues, which represented an increase of $43.1 million, or 10.3%, over total operating revenues in 2002. EBITDA for 2003 equaled $54.6 million, including a total of $2.1 million of merger-expenses. The Company expects EBITDA for the first quarter of 2004 to substantially exceed reported EBITDA for the fourth quarter of 2003 as the Company realizes the cost savings associated with its merger with BTI. In addition, ITC^DeltaCom expects that its 2004 EBITDA will significantly exceed its 2003 EBITDA as the Company expects to realize at least $30 million of net cost savings from its merger with BTI.

Total operating revenues were $151.9 million in the fourth quarter of 2003, including $3.2 million of operating revenues generated by the discontinued integrated technology solutions business. The fourth quarter results represented an increase in operating revenues of $43.8 million, or 40.6%, over operating revenues in the third quarter of 2003 and an increase of $52.4 million, or 52.7%, over operating revenues in the fourth quarter of 2002. Of total operating revenues in the fourth quarter of 2003, 77.8% were derived from integrated communications services, 5.4% were derived from equipment sales and other related services and 16.8% were derived from wholesale services.

In the first quarter of 2004, the Company expects continued growth in its integrated communications revenues and only modest pressure on its wholesale revenues.

Operating results for the three months ended December 31, 2003 and for 2003 include $53.8 million of revenues attributable to BTI’s operations for the fourth quarter of 2004.

**EBITDA represents net loss before interest, taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States. For information on management’s reasons for providing data with respect to EBITDA and the limitations associated with the use of EBITDA, and for a quantitative reconciliation of the differences between EBITDA and net loss, as net loss is calculated in accordance with generally accepted accounting principles, see accompanying table captioned “EBITDA Reconciliation.

INTEGRATION OF BTI

During the fourth quarter of 2003, ITC^DeltaCom began implementing its integration plan developed prior to the closing of the ITC^DeltaCom and BTI merger. The Company expects to achieve significant economies of scale from the consolidation of sales and marketing, customer service, provisioning and installation, information technology, purchasing, financial and administrative functions. The Company has identified net cost savings of approximately $30 million that it expects to realize in 2004 and an additional $10 million that it expects to realize in 2005 as a result of the full-year impact of these anticipated savings in 2004. The Company believes that the merger will generate $40 million of annualized cost savings by the end of 2004 and up to a total of $60 million of annualized cost savings by the end of 2005.

The Company expects to realize net cost savings in 2004 of approximately $15 million in compensation and benefits costs by reducing the total number of employees of ITC^DeltaCom and BTI as of July 1, 2003, by approximately 360 employees. As of January 31, 2004, the employee headcount of the combined company has been reduced by a total of approximately 190 positions, or 53% of the total planned employee reductions. Of these positions, approximately 50 were eliminated before the merger closing date, approximately 85 were eliminated between the merger closing date and December 31, 2003, and approximately 55 were eliminated in January 2004. These measures have resulted in approximately $9.3 million of annualized compensation and benefits costs savings as of January 31, 2004.

The Company expects to realize net savings of approximately $9 million in cost of services in 2004 by increasing utilization of its switches and network assets, eliminating duplicative network costs and transitioning each company’s voice and data traffic from previously leased long-haul facilities to the Company’s combined fiber optic network. The Company has achieved annualized cost of services savings of approximately $3.3 million as of January 31, 2004.

The Company expects to realize savings of approximately $6 million in other selling, operations and administration costs during 2004 by eliminating duplicative facilities, consolidating back office systems and eliminating redundant professional services and other corporate overhead costs. The Company has realized annualized other selling, operations and administration cost savings of $4.5 million as of January 31, 2004, primarily as a result of the renegotiation of insurance premiums, facilities integration, and efficiencies related to back office operations, billing and collections, and public relations.

As of January 31, 2004, the Company has completed integration activities to realize monthly recurring cost savings of approximately $1.4 million, or $17.1 million on an annualized basis, which represent 43% of the monthly recurring cost savings of approximately $3.3 million, or $40 million on an annualized basis, it expects to achieve by December 31, 2004. These cost savings represent approximately twice the monthly recurring cost savings the Company had achieved through December 31, 2003. The foregoing annualized cost savings amounts as of January 31, 2004 are based on the approximate combined monthly costs of ITC^DeltaCom and BTI as of July 2, 2003, which is the date on which the Company agreed to acquire BTI, and represent the total annual cost savings the Company expects to realize as a result of its cost savings initiatives from that date, even if it?does not implement any of the costs savings initiatives it has planned for periods following January 31, 2004.

As part of its integration efforts to date, the Company has:

•	Combined sales offices in 14 markets in which ITC^DeltaCom and BTI had separate locations, resulting in integration of sales personnel and elimination of redundant costs

•	Centralized order processing for all new orders

•	Implemented centralized purchasing processing, creating significant cost savings in all areas of operations, including insurance, facilities management, capital expenditures and information systems maintenance

•	Consolidated the provisioning systems of the two companies, further simplifying and consolidating the Company’s back-office processes

•	Integrated carrier access billing platforms, eliminating redundant billing systems and associated expenses

•	Re-launched Simplici-T, the Company’s core integrated communications services offering, increasing product simplification and automation

•	Consolidated financial systems

“As a direct result of our team’s dedication and efforts, ITC^DeltaCom has made significant progress on the integration of ITC^DeltaCom and BTI,” said Jay Braukman, ITC^DeltaCom Chief Operating Officer. “The timely integration of our product suite, order process and back-office support systems allows ITC^DeltaCom to better serve the combined customer base and allows us to continue to meet and exceed our customers’ telecommunications needs and expectations. As we move forward, ITC^DeltaCom will continue to leverage our network and combine emerging technologies with our extensive industry knowledge to provide competitively priced, fully integrated, voice and data communications services.”

LIQUIDITY AND CAPITAL RESOURCES

In previous years, ITC^DeltaCom has experienced higher demands on working capital in the first quarter due to the timing of annual expense payments. The Company expects this requirement to continue in 2004 and will use working capital to fund first quarter payments of $6 million related to prior-year property tax assessments, accrued bonuses and prepayment of annual network maintenance contracts. The Company also expects to make approximately $10 million of non-recurring payments in the first quarter of 2004 related to its merger with BTI. Of these non-recurring payments, the Company expects to apply approximately $6 million for integration-related capital expenditures and $4 million for accrued severance, retention, lease termination and advisory services payments. In addition, ITC^DeltaCom expects to make additional payments related to its merger with BTI after the first quarter of 2004, including capital expenditures of approximately $4 million in the second quarter of 2004 and approximately $2 million in the second half of 2004. The Company also anticipates making additional payments related to the BTI merger that are not capital expenditures after the first quarter of 2004, but that these payments will be significantly less than the non-capital expenditure payments to be made during the first quarter of 2004. As a result of the foregoing, the Company expects its consolidated cash balances to decline during the first two quarters of the year and begin to increase during the second half of the year as the integration-related payments decrease and the effects of the planned cost savings efforts related to the BTI merger are increasingly realized.

Despite the anticipated increased demands on working capital during the first quarter of 2004 as described above, based upon cost savings it has realized as of January 31, 2004, the Company projects strong improvement in EBITDA for the first quarter of 2004 compared to EBITDA in the fourth quarter of 2003. During 2004, the Company expects to make approximately $54 million of capital expenditures, including approximately $12 million of capital expenditures related to the ongoing integration of ITC^DeltaCom and BTI. Over the next several years, the Company currently anticipates that, unless it changes its business plan or completes acquisitions, it will not experience significant changes in the aggregate amount of its total capital expenditures or in the proportionate amount that it will apply for network and facilities maintenance and for the type of success-based investments that it believes will enable it to acquire additional customers within the markets covered by its existing network and generate increased operating revenues.

“We continue to focus on the integration of ITC^DeltaCom and BTI to quickly realize the annualized cost savings related to the merger and to improve our cash flow position,” said Doug Shumate, ITC^DeltaCom Chief Financial Officer. “ITC^DeltaCom is poised for success, as we’ve seen significant achievements to date in our targeted cost savings, increased annual revenues, a strengthened financial profile and an improved liquidity outlook.”

ABOUT ITC^DELTACOM

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including over 10,900 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to end-user customers. The Company operates approximately 26 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, Southwestern Bell, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s Web site at http://www.itcdeltacom.com.

Statements contained in this news release regarding ITC^DeltaCom’s expected financial condition, revenues, cash flow, EBITDA and other operating results, cost savings, operational efficiencies and other potential benefits of its combination with BTI Telecom

Corp., business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these statements. Readers are referred to the documents filed by ITC^DeltaCom with the Securities and Exchange Commission, including ITC^DeltaCom’s annual report on Form 10-K filed on March 31, 2003 and subsequently filed quarterly and current reports, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks, some of which are discussed in ITC^DeltaCom’s filings under the heading “Risk Factors,” include dependence on new product development, rapid technological and market change, dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risks factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, ability to integrate acquired companies successfully, customer reductions in services, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond ITC^DeltaCom’s control. ITC^DeltaCom expressly disclaims any obligation to update any forward-looking statements whether to reflect events or circumstances after the date of this news release or otherwise.

ITC^DELTACOM, INC. (1)

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	Successor (1)		Predecessor (1)	Successor (1)		Predecessor (1)
		Period	Period		Period	Period
	Three Months	From 10/30/02	From 10/1/02	Twelve Months	From 10/30/02	From 1/31/02
	Ended 12/31/03	to 12/31/02	to 10/29/02	Ended 12/31/03	to 12/31/02	to 10/29/02
Operating Revenues:
Integrated communications services revenues	$118,244	$41,898	$21,664	$320,675	$41,898	$200,341
Equipment sales and related services revenues	8,186	5,585	3,065	41,023	5,585	30,456
Wholesale services revenues	25,495	18,086	9,189	99,868	18,086	122,100

Total operating revenues	151,925	65,569	33,918	461,566	65,569	352,897
Cost of services	77,693	30,021	15,832	230,844	30,021	164,920

Gross margin	74,232	35,548	18,086	230,722	35,548	187,977
Operating expenses:
Selling, operations and administration	59,829	27,108	12,541	173,954	27,108	136,472
Depreciation and amortization	20,127	9,002	10,488	63,393	9,002	105,696
Merger-related expenses	2,018	—	—	2,141	—	—
Special charges (Note 2)	—	—	—	—	—	223

Total operating expenses	81,974	36,110	23,029	239,488	36,110	242,391

Operating loss	(7,742)	(562)	(4,943)	(8,766)	(562)	(54,414)
Other income (expense):
Interest expense	(5,607)	(2,350)	(1,189)	(15,917)	(2,350)	(35,704)
Interest and other income (expense), net	50	216	32	344	216	60

Total other expense, net	(5,557)	(2,134)	(1,157)	(15,573)	(2,134)	(35,644)

Loss before reorg. items and income taxes	(13,299)	(2,696)	(6,100)	(24,339)	(2,696)	(90,058)
Reorganization items (Note 3)	—	—	75,032	—	—	60,792

Loss before income taxes	(13,299)	(2,696)	68,932	(24,339)	(2,696)	(29,266)
Income tax expense	—	—	—	—	—	—

Net loss	(13,299)	(2,696)	68,932	(24,339)	(2,696)	(29,266)
Pfd. stock dividends and accretion (Note 4)	(1,632)	(514)	—	(3,912)	(514)	(4,210)

Net loss applicable to common stockholders	$(14,931)	$(3,210)	$68,932	$(28,251)	$(3,210)	$(33,476)

Basic and diluted net loss per common share	$(0.29)	$(0.07)	$1.11	$(0.61)	$(0.07)	$(0.54)

Basic and diluted wtd. avg. cmn. shares out	51,406,195	44,750,000	62,364,768	46,551,648	44,750,000	62,364,768

(1)	ITC^DeltaCom completed reorganization proceedings under Chapter 11 of the United States Bankruptcy Code on October 29, 2002. On October 30, 2002, the Company adopted fresh start reporting in accordance with the provisions of Statement of Position (SOP) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Fresh start reporting resulted in a new operating entity with assets and liabilities adjusted to fair value and beginning retained earnings set to zero. Results for periods prior to the completion of the reorganization are not comparable in certain respects to results for periods following the reorganization. Results for the periods ending on or before October 29, 2002 represent the results of the pre-reorganization ITC^DeltaCom, which is referred to as the “Predecessor Company”, and the result for the periods ending after October 29, 2002 represent the results of the post-reorganization ITC^DeltaCom, which is referred to as the “Successor Company.”

(2)	In 2002, ITC^DeltaCom recorded special charges consisting of a write-down of impaired property and equipment of $223,000.

(3)	On June 25, 2002, ITC^DeltaCom filed a voluntary petition for reorganization under Chapter 11 of the United States bankruptcy code. The plan was confirmed on October 17, 2002 and became effective on October 29, 2002. Expenses related to the reorganization, such as professional fees and administrative costs, are classified as “reorganization items.” On the reorganization effective date, all shares of old common stock were canceled and new shares of common stock were issued.

(4)	Represents the payment of accrued dividends on preferred stock at an annual rate of 8%. All such dividends have been paid in additional shares of preferred stock valued solely for purposes of such dividends at $100 per share.

ITC^DELTACOM, INC. (1)

BALANCE SHEET AND OTHER FINANCIAL HIGHLIGHTS

(Unaudited)

	December 31,	December 31,
	2003	2002
Balance Sheet Data:

Cash and cash equivalents	$50,099	$30,554
Restricted cash	1,639	9,285
Total current assets	141,244	99,485
Property, plant and equipment, net	539,676	417,144
Other long term assets	64,133	36,891
Total assets	745,053	553,520

Total current liabilities	$148,078	$84,757
Other long-term liabilities	9,265	7,325
Long-term debt and capital lease obligations	291,990	199,668
Total long-term liabilities	301,255	206,993
Total liabilities	449,333	291,750
Convertible redeemable preferred stock	55,007	24,525
Total stockholders’ equity	240,713	237,245
Total liabilities and stockholders’ equity	745,053	553,520

	Year Ended December 31
	2003	2002
Other Financial Data
Working capital	$(6,835)	$14,728
Capital expenditures	45,156	34,700
Cash flow provided by operating activities	39,832	19,796
Cash flow provided by investing activities	(51,881)	(34,696)
Cash flow provided by financing activities	31,594	4,411

(1)	ITC^DeltaCom completed reorganization proceedings under Chapter 11 of the United States Bankruptcy Code on October 29, 2002. Results for periods prior to October 29, 2002 represent the results of the pre-reorganization ITC^DeltaCom, which is referred to as the “Predecessor Company,” and the results for periods following October 29, 2002 represent the results of the post-reorganization ITC^DeltaCom, which is referred to as the “Successor Company.” Results for periods prior to the completion of the reorganization are not comparable in certain respects to results for periods following the reorganization. The results for the period in the table above ended December 31, 2002 include the results for the Predecessor Company from January 1, 2002 through October 29, 2002 and the results of the Successor Company from October 30, 2002 through December 31, 2002. The results of this period are not comparable in certain respects to results for any other period.

ITC^DELTACOM, INC. (1)

QUARTERLY HIGHLIGHTS

	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2003	2003	2003	2003	2002(1)
Revenues (in thousands)
Integrated communications services revenues	$118,244	$69,179	$67,751	$65,501	$63,561
Equipment sales and related services revenues	8,186	14,829	9,207	8,801	8,650
Wholesale services revenues	25,495	24,076	25,525	24,772	27,275

Total operating revenues	151,925	108,084	102,483	99,074	99,486

Cost of services (in thousands)	77,693	54,606	50,561	47,984	45,853

Gross margin (in thousands)	74,232	53,478	51,922	51,090	53,633

Operating expenses: (in thousands)
Selling, operations and administration	59,344	39,301	37,391	36,895	38,509
Depreciation and amortization	20,127	14,265	14,489	14,511	19,489
Stock-based deferred compensation	485	221	221	221	1,140
Merger Costs	2,018	—	—	—	—

Total operating expenses	81,974	53,787	52,101	51,627	59,138

Operating loss (in thousands)	$(7,742)	$(309)	$(179)	$(537)	$(5,505)

Retail lines installed (2)	368,863	184,606	181,152	176,026	169,980
Wholesale / Local Interconnection lines installed (2)	68,770	70,380	56,741	59,271	50,531

Total lines installed (2)	437,633	254,986	237,893	235,29	220,511

Number of employees	2,360	1,850	1,825	1,820	1,830
Annualized consolidated revenue/employee	$257,500	$233,695	$224,620	$217,745	$217,694

(1)	ITC^DeltaCom completed reorganization proceedings under Chapter 11 of the United States Bankruptcy Code on October 29, 2002. Results for periods prior to October 29, 2002 represent the results of the pre-reorganization ITC^DeltaCom, which is referred to as the “Predecessor Company,” and the results for periods following October 29, 2002 represent the results of the post-reorganization ITC^DeltaCom, which is referred to as the “Successor Company.” Results for periods prior to the completion of the reorganization generally are not comparable to results for periods following the reorganization. The results for the period in the table above ended December 31, 2002 include the results for the Predecessor Company from October 1, 2002 through October 29, 2002 and the results of the Successor Company from October 30, 2002 through December 31, 2002. The results of this period are not comparable in certain respects with results for any other period.

(2)	Reported net of disconnects and cancellations.

ITC^DELTACOM, INC.

EBITDA RECONCILIATION

(In thousands)

EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. The Company has included data with respect to EBITDA because its management evaluates and projects the performance of our business using several measures, including EBITDA. The Company’s management considers this measure to be an important supplemental indicator of its performance, particularly as compared to the performance of our competitors, because it eliminates many differences among companies in financial, capitalization and tax structures, as well as some recurring non-cash and non-operating charges to net income or loss. For these reasons, management believes that EBITDA provides important supplemental information to investors regarding the operating performance of ITC^DeltaCom and facilitates comparisons by investors between the operating performance of ITC^DeltaCom and the operating performance of its competitors. The Company’s management believes that consideration of EBITDA should be supplemental, because EBITDA is not a measurement of financial performance under generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies. As a result, EBITDA should not be considered an alternative to net income (loss), as calculated in accordance with generally accepted accounting principles, as a measure of performance. The following table sets forth the quantitative reconciliation of the differences between EBITDA and net loss as net loss is calculated in accordance with generally accepted accounting principles:

	Twelve Months Ended	Twelve Months Ended
	December 31, 2003	December 31, 2003
Net Loss	$(13,299)	$(24,339)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	20,127	63,393
Interest Expense (net of interest income)	5,557	15,573

EBITDA	$12,385	$54,627

###